EXHIBIT 99.1

          AMIS Holdings, Inc. Executives Adopt 10b5-1 Plans

    POCATELLO, Idaho--(BUSINESS WIRE)--Dec. 3, 2004--AMIS Holdings, Inc. ("AMIS" or "Company") (Nasdaq:AMIS), parent company of AMI Semiconductor, a leader in the design and manufacture of integrated mixed-signal solutions, today announced that Christine King, president and CEO; Walter Mattheus, chief operating officer; and Jon Stoner, chief technology officer; have adopted pre-arranged stock trading plans in accordance with Rule 10b5-1 of the Securities and Exchange Act of 1934, as amended. The plans allow for the sale of up to 450,000 shares of AMIS common stock by Ms. King; and 25,000 and 36,000 shares by Mr. Mattheus and Mr. Stoner, respectively, in a systematic manner.
    Ms. King adopted the plan in order to continue to diversify her assets for personal financial and estate planning purposes. Ms. King had previously adopted a stock trading plan in February, 2004. That plan expires on December 31, 2004. The new plan commences on January 1, 2005. In accordance with the new trading plan, the sales will occur from time to time, and will be under the direction of Merrill Lynch, Pierce, Fenner & Smith, Inc. The shares to be sold under the plan represent 25.37 percent of the total unexercised options awarded to Ms. King since the beginning of her employment with the Company. Ms. King's plan terminates on the earlier of September 30, 2005 or when all of the shares subject to the plan are sold.
    Mr. Mattheus and Mr. Stoner also adopted their plans in order to diversify their respective assets for personal financial and estate planning purposes. In accordance with their trading plans, the sales will occur from time to time, and will be under the direction of Credit Suisse First Boston LLC. The shares to be sold under the plans represent 29.97 percent of total unexercised options awarded to Mr. Mattheus, and 14.56 percent of the total shares held and unexercised options awarded to Mr. Stoner. Mr. Mattheus's previous trading plan expires on December 31, 2004. His new plan commences on January 1, 2005 and terminates on the earlier of December 31, 2005 or when all of the shares subject to the plans are sold. Mr. Stoner's previous plan terminates on March 31, 2005. His new plan commences on January 1, 2005 and terminates on the earlier of December 31, 2005 or when all of the shares subject to the plans are sold.
    SEC Rule 10b5-1 allows corporate executives to establish pre-arranged plans to sell a specified number of shares of company stock in accordance with a plan schedule. These plans permit executives to change their investment portfolio gradually. This minimizes the market effects of stock sales by spreading sales out over a more extended period of time rather than carrying out sales during limited trading windows following quarterly earnings announcements. It also avoids concerns about initiating stock transactions while the executive may be aware of material nonpublic information. Once a plan is established, the executive does not retain or exercise any discretion over sales of stock under the plan and the pre-planned trades can be executed at later dates as set forth in the plan, without regard to any subsequent material nonpublic information that the executive might receive.

    About AMI Semiconductor

    AMI Semiconductor (AMIS) is a leader in the design and manufacture of silicon solutions for the real world. As a widely recognized innovator in state-of-the-art integrated mixed-signal products, mixed-signal foundry services and structured digital products, AMIS is committed to providing customers with the optimal value, quickest time-to-market semiconductor solutions. Offering unparalleled manufacturing flexibility and dedication to customer service, AMI Semiconductor operates globally with headquarters in Pocatello, Idaho, European corporate offices in Oudenaarde, Belgium, and a network of sales and design centers located in the key markets of the United States, Europe and the Asia Pacific region.

    CONTACT: AMI Semiconductor
             Investor Contact Information
             Jimmie Hutchens, 208-234-6732
             jimmie_hutchens@amis.com
             or
             AMI Semiconductor
             Editorial Contact Information
             Tamera Drake, 208-234-6890
             tamera_drake@amis.com